Exhibit 99.1

The TJX Companies, Inc. Reports Fiscal 2014 EPS Growth of 15% over 24% Increase Last Year on an Adjusted Basis; Announces New $2.0 Billion Stock Repurchase Program; Plans 21% Increase in Dividend

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 26, 2014--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended February 1, 2014.

Net sales for the 52-week fiscal year were $27.4 billion, a 6% increase over the 53-week fiscal period last year. Consolidated comparable store sales increased 3% on a 52-week comparable basis. Net income for the 52-week fiscal year was $2.1 billion, and diluted earnings per share were $2.94, a 15% increase over $2.55 last year. Excluding a third quarter tax benefit of $.11 per share, adjusted diluted earnings per share were $2.83, a 15% increase over the prior year’s adjusted earnings per share of $2.47, which excludes the approximately $.08 benefit from the 53rd week in Fiscal 2013.

For the 13-week fourth quarter ended February 1, 2014, net sales were $7.8 billion, a 1% increase over the 14-week prior-year period. Consolidated comparable store sales increased 3% over the prior year on a 13-week comparable basis. Net income was $582 million and diluted earnings per share were $.81 compared with last year’s $.82 per share. Diluted earnings per share increased 9% over last year’s adjusted $.74, which excludes the approximately $.08 benefit from the extra week in the fourth quarter of Fiscal 2013.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “The year 2013 was another successful year for TJX, on top of many great years. We achieved EPS growth of 15% over last year’s adjusted 24% increase, and consolidated comp sales increased 3% over last year’s 7% increase. In the U.S., Marmaxx and HomeGoods continued their excellent, consistent performance. We also successfully launched tjmaxx.com, which, along with the smooth transition of Sierra Trading Post into TJX, gives more consumers the ability and convenience to shop our great values 24 hours a day, seven days a week. TJX Canada was in line with our plan for the year and continued to expand Marshalls across that country. TJX Europe delivered another outstanding year, and we could not be more excited about our international growth opportunities! We delivered these results in a competitive retail environment and despite generally unfavorable weather in many of our regions during the first and fourth quarters. We believe this speaks to the resiliency and flexibility of our off-price model, as we exceeded our long-term plan of 10% to 13% compound annual EPS growth for the fifth consecutive year.”

Meyrowitz continued, “We begin a new fiscal year in an excellent position to pursue our near- and long-term opportunities. Our inventories are extremely lean, which affords us enormous flexibility to buy into the plentiful opportunities we see in the marketplace for branded merchandise. We have many exciting initiatives planned this year, and above all, will continue to offer consumers amazing values on great fashions and brands! As we approach $30 billion in annual sales, we continue to see tremendous global growth potential for TJX. Our management team is laser focused on executing on our top- and bottom-line growth opportunities and passionate about surpassing our goals. I am as confident as ever in our ability to keep driving profitable sales, while investing in our future growth, as we continue on the road to becoming a $40 billion company and beyond!”

Increase in Shareholder Distributions

The Company also announced today its plan to repurchase approximately $1.6 to $1.7 billion of TJX stock during the fiscal year ending January 31, 2015. With $970 million remaining at Fiscal 2014 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.0 billion of TJX common stock from time to time. The new authorization represents approximately 5% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 15th program approved by the Board since 1997. Over this period, the Company has spent approximately $12.8 billion on the repurchase of TJX stock. In Fiscal 2014, the Company spent a total of $1.5 billion to repurchase TJX stock, retiring 27.0 million shares. During the fourth quarter, the Company spent a total of $455 million to repurchase TJX stock, retiring 7.3 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

The Company also intends to increase the regular quarterly dividend on its common stock to be declared in April 2014 and payable in June 2014 to $.175 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 21% increase in the current per share dividend and mark the 18th consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

Carol Meyrowitz commented, “Our business continues to generate tremendous amounts of cash and deliver excellent financial returns. In Fiscal 2015, we plan to continue to invest in the growth of our business while returning cash to our shareholders. Our capital spending plans include investing in new stores, our supply chain and infrastructure, and store remodels. Simultaneously, we plan to continue our large share buyback program, with $1.6 to $1.7 billion of repurchases planned for Fiscal 2015, and to significantly increase our regular quarterly dividend. All of this underscores our confidence in our ability to continue to deliver significant increases in sales, earnings, and cash flow, and generate superior financial returns.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year		Full Year
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2014 (52 weeks)	FY2013 (52 weeks)	FY2014 (52 weeks)	FY2013 (53 weeks)
In the U.S.:
Marmaxx[4,5]	+3%	+6%	$17,930	$17,011
HomeGoods	+7%	+7%	$2,994	$2,657
International:
TJX Canada	0%	+5%	$2,878	$2,926
TJX Europe	+6%	+10%	$3,622	$3,284

TJX	+3%	+7%	$27,423	$25,878

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. For FY2013, comparable store sales are for the 52-week period ended January 26, 2013 versus the same period in FY2012. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net sales include Sierra Trading Post.

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2014 (13 weeks)	FY2013 (13 weeks)	FY2014 (13 weeks)	FY2013 (14 weeks)
In the U.S.:
Marmaxx[4,5]	+3%	+4%	$5,014	$4,985
HomeGoods	+4%	+5%	$875	$826
International:
TJX Canada	-2%	+3%	$767	$856
TJX Europe	+9%	+7%	$1,153	$1,057

TJX	+3%	+4%	$7,809	$7,724

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. For the Fiscal 2013 fourth quarter, comparable store sales are for the 13-week period ended January 26, 2013 versus the same period in Fiscal 2012. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth for the full Fiscal 2014 year versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on full year Fiscal 2014 earnings per share, compared with a neutral impact last year.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the fourth quarter of Fiscal 2014 versus the prior year’s fourth quarter. The overall net impact of foreign currency exchange rates had a $.01 positive impact on fourth quarter Fiscal 2014 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

Margins

For the full year Fiscal 2014, the Company’s consolidated pretax profit margin was 12.1%, a 0.2 percentage point increase over the prior year’s 11.9% margin, which included an approximately 0.2 percentage point benefit from the 53rd week in Fiscal 2013. On a 52-week adjusted basis, pretax profit margins increased 0.4 percentage points.

The gross profit margin for Fiscal 2014 was 28.5%, up 0.1 percentage points over the prior year. Selling, general and administrative costs as a percent of sales were 16.3%, a 0.1 percentage point improvement over the prior year’s ratio. Again, last year’s results included the benefit of the 53rd week in Fiscal 2013.

For the fourth quarter of Fiscal 2014, the Company’s consolidated pretax profit margin was 12.0%, a 0.5 percentage point decrease compared with the prior year’s 12.5% margin, which included an approximately 0.6 percentage point benefit from the extra week in the fourth quarter of Fiscal 2013. On a 13-week adjusted basis, pretax profit margins increased 0.1 percentage points.

The gross profit margin for the fourth quarter of Fiscal 2014 was 27.6%, down 1.0 percentage points versus the prior year. This decline primarily reflects the benefit from the extra week last year. Gross margins were also impacted by a decrease in merchandise margins as the Company aggressively priced merchandise in a highly promotional holiday selling environment and took markdowns in January to end the year with very clean inventories. Selling, general and administrative costs as a percent of sales were 15.6%, a 0.4 percentage point improvement over the prior year’s ratio, due to year-over-year favorability from certain one-time expenses detailed in the fourth quarter last year.

Inventory

Total inventories as of February 1, 2014, were $3.0 billion, compared with $3.0 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis at February 1, 2014, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 8% on a reported basis (down 7% on a constant currency basis). The Company enters the new fiscal year with extremely lean inventories and great liquidity, ready to buy into the abundant opportunities in the marketplace and continue shipping fresh spring merchandise to its stores.

Full Year and First Quarter Fiscal 2015 Outlook

For the fiscal year ending January 31, 2015, the Company expects diluted earnings per share to be in the range of $3.05 to $3.19 versus $2.94 in Fiscal 2014. Excluding the $.11 tax benefit in Fiscal 2014 referred to above, this guidance would represent an 8% to 13% increase over the adjusted $2.83 in Fiscal 2014. This outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the first quarter of Fiscal 2015, the Company expects diluted earnings per share to be in the range of $.65 to $.66, which would represent a 5% to 6% increase over last year’s $.62 per share. This guidance assumes an estimated $.01 per share negative impact from foreign currency exchange rates. This outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the first quarter and full year Fiscal 2015 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the fiscal year ended February 1, 2014, the Company increased its store count by a net of 169 stores to end the year with 3,219 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2014		FY2014
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,036	1,079	30.2	31.2
Marshalls	904	942	28.0	28.9
HomeGoods	415	450	10.4	11.3
Sierra Trading Post	4	4	0.1	0.1
TJX Canada:
Winners	222	227	6.5	6.6
HomeSense	88	91	2.1	2.2
Marshalls	14	27	0.5	0.8
TJX Europe:
T.K. Maxx	343	371	10.8	11.6
HomeSense	24	28	0.5	0.6

TJX	3,050	3,219	89.1	93.3

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of February 1, 2014, the end of the Company’s fiscal year, the Company operated a total of 3,219 stores in six countries, the United States, Canada, United Kingdom, Ireland, Germany, and Poland, and three e-commerce sites. These include 1,079 T.J. Maxx, 942 Marshalls, 450 HomeGoods and 4 Sierra Trading Post stores, as well as tjmaxx.com and SierraTradingPost.com in the United States; 227 Winners, 91 HomeSense, and 27 Marshalls stores in Canada; and 371 T.K. Maxx and 28 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fiscal Year and Fourth Quarter 2014 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s full year and fourth quarter Fiscal 2014 results, operations and business trends and plans for Fiscal 2015. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 5, 2014, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Fiscal 2013 EPS increased 24% on an adjusted 52-week basis over the prior year’s adjusted $1.99, which excludes a $.06 impact from costs associated with the A.J. Wright consolidation from EPS of $1.93.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; acquisitions, business investments and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013

Net sales	$7,808,787	$7,723,814	$27,422,696	$25,878,372

Cost of sales, including buying and occupancy costs	5,650,300	5,514,526	19,605,037	18,521,400
Selling, general and administrative expenses	1,215,192	1,239,524	4,467,089	4,250,446
Interest expense, net	7,509	5,077	31,081	29,175

Income before provision for income taxes	935,786	964,687	3,319,489	3,077,351
Provision for income taxes	353,494	359,843	1,182,093	1,170,664

Net income	$582,292	$604,844	$2,137,396	$1,906,687

Diluted earnings per share	$0.81	$0.82	$2.94	$2.55

Cash dividends declared per share	$0.145	$0.115	$0.58	$0.46

Weighted average common shares – diluted	719,492	737,912	726,376	747,555

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	February 1, 2014	February 2, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,149.7	$1,812.0
Short-term investments	294.7	235.8
Accounts receivable and other current assets	555.5	553.3
Current deferred income taxes, net	101.6	96.2
Merchandise inventories	2,966.5	3,014.2

Total current assets	6,068.0	5,711.5

Property and capital leases, net of depreciation	3,594.5	3,223.3
Other assets	225.8	260.8
Goodwill and tradename, net of amortization	312.7	316.3

TOTAL ASSETS	$10,201.0	$9,511.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,771.3	$1,930.6
Accrued expenses and other current liabilities	1,746.5	1,830.0

Total current liabilities	3,517.8	3,760.6

Other long-term liabilities	733.0	961.3
Non-current deferred income taxes, net	446.1	349.5
Long-term debt	1,274.2	774.6

Shareholders’ equity	4,229.9	3,665.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,201.0	$9,511.9

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	52 Weeks Ended	53 Weeks Ended
	February 1, 2014	February 2, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,137.4	$1,906.7
Depreciation and amortization	548.8	508.9
Deferred income tax provision	52.2	13.3
Share-based compensation	76.1	64.4
Decrease (increase) in accounts receivable and other assets	8.6	(72.1)
Decrease in merchandise inventories	35.2	27.2
(Decrease) increase in accounts payable	(152.3)	211.7
(Decrease) increase in accrued expenses and other liabilities	(18.6)	444.9
Other	(97.1)	(59.4)

Net cash provided by operating activities	2,590.3	3,045.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(946.7)	(978.2)
Purchases of short-term investments	(478.1)	(355.7)
Sales and maturities of short-term investments	386.5	213.0
Acquisition of Sierra Trading Post, less cash acquired	-	(190.4)
Other	2.7	34.5
Net cash (used in) investing activities	(1,035.6)	(1,276.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	499.6	-
Payments for repurchase of common stock	(1,471.1)	(1,345.1)
Proceeds from issuance of common stock	146.5	133.8
Cash dividends paid	(393.8)	(323.9)
Other	75.0	59.6
Net cash (used in) financing activities	(1,143.8)	(1,475.6)

Effect of exchange rate changes on cash	(73.2)	11.7

Net increase in cash and cash equivalents	337.7	304.9
Cash and cash equivalents at beginning of year	1,812.0	1,507.1

Cash and cash equivalents at end of year	$2,149.7	$1,812.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net sales:
In the United States:
Marmaxx	$5,014,307	$4,984,891	$17,929,576	$17,011,409
HomeGoods	874,528	826,161	2,993,718	2,657,111
TJX Canada	767,091	856,112	2,877,834	2,925,991
TJX Europe	1,152,861	1,056,650	3,621,568	3,283,861
Total net sales	$7,808,787	$7,723,814	$27,422,696	$25,878,372

Segment profit:
In the United States:
Marmaxx	$672,046	$723,762	$2,612,693	$2,486,274
HomeGoods	119,371	117,869	386,541	324,623
TJX Canada	111,589	123,976	405,363	414,914
TJX Europe	117,517	102,420	275,453	215,713
Total segment profit	1,020,523	1,068,027	3,680,050	3,441,524

General corporate expenses	77,228	98,263	329,480	334,998
Interest expense, net	7,509	5,077	31,081	29,175
Income before provision for income taxes	$935,786	$964,687	$3,319,489	$3,077,351

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the fourth quarter ended February 1, 2014, TJX repurchased 7.3 million shares of its common stock at a cost of $455 million. During the year ended February 1, 2014, TJX repurchased 27.0 million shares of its common stock at a cost of $1.5 billion. As of the fiscal year ended February 1, 2014, there was $970 million remaining under the current $1.5 billion stock repurchase program approved in February 2013 and on January 31, 2014 the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On December 21, 2012 TJX purchased Sierra Trading Post (STP), an off-price internet retailer. The purchase price, after adjusting for customary post closing adjustments, amounted to $193 million. The operating results of STP since the date of acquisition are not material and have been included with the Company’s Marmaxx segment.
  On May 2, 2013 TJX issued $500 million of 2.50% ten year notes.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323